Exhibit 4.39

Date 14th March 2012

BOX SHIPS INC.

as Borrower

and

COMMERZBANK AG

as Lender and Security Trustee

and

COMMERZBANK AG

as Swap Bank

SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement dated 29 July 2011

for a loan facility of up to US$30,250,000

INCE & CO

PIRAEUS

Index

Clause		Page No

1	INTERPRETATION	2

2	AGREEMENT OF THE BANKS	2

3	CONDITIONS PRECEDENT	3

4	REPRESENTATIONS AND WARRANTIES	3

5	AMENDMENTS TO LOAN AGREEMENT	4

6	FURTHER ASSURANCES	5

7	FEES AND EXPENSES	6

8	NOTICES	6

9	SUPPLEMENTAL	6

10	LAW AND JURISDICTION	6

THIS AGREEMENT is made in 14th March 2012

BETWEEN

(1)	BOX SHIPS INC. as Borrower;

(2)	COMMERZBANK AG, as Lender and Security Trustee;

(3)	COMMERZBANK AG as Swap Bank.

BACKGROUND

(A)	By a loan agreement dated 29 July 2011 (the “Loan Agreement”) and made between the parties hereto the Lender has made available to the Borrower a loan of up to US$30,250,000.

(B)	The Borrower has made a request to the Banks to amend the Loan Agreement.

(E)	This Agreement sets out the terms and conditions on which the Banks agree, with effect on and from the Effective Date, to amend the Loan Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Defined expressions. Words and expressions defined in the Loan Agreement and the other Security Documents shall have the same meanings when used in this Agreement unless the context otherwise requires.

1.2	Definitions. In this Agreement, unless the contrary intention appears:

“Effective Date” means the Banking Day on which all the conditions precedent referred to in Clause 3.1 have been fulfilled by the Borrower;

“Loan Agreement” means the Loan Agreement referred to in Recital (A);

“Mortgage Addendum” means a addendum to the Mortgage, in such form as the Lender may require.

1.3	Application of Construction and Interpretation provisions of Loan Agreement. Clause 1.3 of the Loan Agreement applies, with any necessary modifications, to this Agreement.

2	AGREEMENT OF THE BANKS

2.1	Agreement of the Banks. The Banks, relying upon each of the representations and warranties in Clause 4 and subject to Clause 3, agree to amend the Loan Agreement as set out in Clause 5 below.

2.2	Effective Date. The agreement of the Banks contained in Clause 2.1 shall have effect on and from the Effective Date.

3	CONDITIONS PRECEDENT

3.1	Conditions precedent. The conditions referred to in Clause 2.1 are that the Agent shall have received the following documents:

(a)	Corporate authorities

(i)	Certified Copies of resolutions of the directors of the Borrower and the Guarantor approving such of this Agreement and the Mortgage Addendum to which the Borrower or the Guarantor is a party and authorising the execution and delivery thereof and performance of the Borrower’s or the Guarantor’s obligations thereunder, certified by an officer of the Borrower or the Guarantor as having been duly passed at a duly convened meeting of the directors of the Borrower or the Guarantor and not having been amended, modified or revoked and being in full force and effect; and

(ii)	originals of any powers of attorney issued by the Borrower and the Guarantor pursuant to such resolutions;

(b)	Certificate of incumbency

a list of directors and officers of the Borrower and the Guarantor specifying the names and positions of such persons, certified by an officer of the Borrower or the Guarantor be true, complete and up to date;

(d)	Mortgage Addendum registration

evidence that the Mortgage Addendum has been duly registered against the Vessel in accordance with the laws of the Marshall Islands;

(c)	Fee letter

a fee letter executed by the Borrower, in such form as the Lender may require;

(d)	Endorsement

the endorsement at the end of this Agreement signed by each Security Party (other than the Borrower);

(e)	London agent

documentary evidence that the agent for service of process named in Clause 19 of the Loan Agreement has accepted its appointment for the purposes of this Agreement; and

(f)	Further opinions, etc

any further opinions, consents, agreements and documents in connection with this Agreement and the Security Documents which the Agent may request by notice to the Borrower prior to the Effective Date,

4	REPRESENTATIONS AND WARRANTIES

4.1	Repetition of Loan Agreement representations and warranties. The Borrower represents and warrants to each Creditor that the representations and warranties in Clause 7 of the Loan Agreement, as amended and supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement, remain (save as otherwise taken into account by this Agreement) true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

5	AMENDMENTS TO LOAN AGREEMENT

5.1	Specific amendments to Loan Agreement. With effect on and from the Effective Date the Loan Agreement shall be, and shall be deemed by this Agreement to be, amended as follows:

(a)	by adding in Clause 1.2 thereof the definition of “Mortgage Addendum” as set out in Clause 1.2 of this Agreement;

(b)	by deleting Clause 8.1.7 (d) and replacing it with:

“(d)	the Net Worth of the Group (adjusted for market values of vessels calculated in accordance with Clause 8.2.2) shall at all times:

(i)	for the period commencing on the Execution Date and ending on the last day of the third financial quarter of 2011, exceed USD150,000,000;

(ii)	for the fourth financial quarter of 2011, exceed USD130,000,000;

(iii)	for the first financial quarter of 2012, exceed USD125,000,000;

(iv)	for the second, third and fourth financial quarters of 2012, exceed USD130,000,000; and

(v)	at all times thereafter, commencing with the financial quarter commencing on 1 January 2013, exceed USD150,000,000;”;

(c)	by adding a new Clause 8.1.24 as follows:

“8.1.24 Change of Ownership

ensure that (a) there shall not occur, without the prior consent of the Lender, any change in any part of the legal ownership of the Guarantor from that existing as at the Execution Date and (b) the aggregate number of shares (the “MB Shareholding”) of and in the Borrower beneficially owned or controlled by Mr Michael Bodouroglou and/or any of his parents, children, siblings and wife (together, the “Minimum Shareholder”), both directly and indirectly (where, for the avoidance of doubt “indirectly” owned shares include (but are not limited to) shares of the Borrower owned by Paragon Shipping Inc. (“Paragon”) multiplied by the percentage of the issued shares of Paragon owned by the Minimum Shareholder), shall not fall below 10% of the total issued shares of and in the Borrower PROVIDED THAT this clause shall be deemed to be complied with if:

(1) the MB Shareholding falls below 10% of the total issued shares of and in the Borrower as a result only of (i) an increase in the share capital of the Borrower and/or (ii) the sale by Paragon of all or any of its shares of and in the Borrower; and

(2) the Borrower shall have procured that, no later than the date falling 6 months after the date of such reduction in the MB Shareholding, the MB Shareholding is not less than 10% of the total issued shares of and in the Borrower;”;

(d)	by adding a new Clause 8.1.25 as follows:

“8.1.25 Deposit

or will ensure that the Guarantor shall, no later than 2 March 2012, deposit in an account with the Lender in its or the Guarantor’s name, cash which is free of any Security Interest in an amount of at least USD2,000,000 (the “Deposit”) PROVIDED THAT the Borrower or the Guarantor, as appropriate, shall be entitled to withdraw the Deposit in full or in part in the event that the Net Worth of the Group (adjusted for market values of vessels calculated in accordance with Clause 8.2.2) exceeds USD150,000,000.”;

(e)	by deleting Clause 10.1.30; and

(f)	by construing references throughout to “this Agreement”, “hereunder” and other like expressions as if the same referred to the Loan Agreement as amended and supplemented by this Agreement.

5.2	Amendments to Security Documents. With effect on and from the Effective Date each of the Security Documents other than the Loan Agreement, shall be, and shall be deemed by this Agreement to be, amended so that the definition of, and references throughout each of the Security Documents to, the Loan Agreement shall be construed as if the same referred to the Loan Agreement as amended and supplemented by this Agreement.

5.3	Security Documents to remain In full force and effect

The Security Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Security Documents contained or referred to in Clauses 5.1 and 5.2; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement,

6	FURTHER ASSURANCES

6.1	Borrower’s obligation to execute further documents etc. The Borrower shall, and shall procure that any other party to any Security Document shall:

(a)	execute and deliver to the Agent (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the law of England or such other country as the Agent may, in any particular case, specify,

(b)	effect any registration or notarisation, give any notice or take any other step, which the Agent may, by notice to the Borrower or other party, reasonably specify for any of the purposes described in Cause 6.2 or for any similar or related purpose.

6.2	Purposes of further assurances. Those purposes are:

(a)	validly and effectively to Create any Security Interest or right of any kind which the Lender intended should be created by or pursuant to the Loan Agreement or any other Security Document, each as amended and supplemented by this Agreement; and

(b)	implementing the terms and provisions of this Agreement.

6.3	Terms of further assurances. The Agent may specify the terms of any document to be executed by the Borrower or any other party under Clause 6.1, and those terms may include any covenants, powers and provisions which the Agent reasonably considers appropriate to protect its interests.

6.4	Obligation to comply with notice. The Borrower shall comply with a notice under Clause 6.1 by the date specified in the notice.

6.5	Additional corporate action. At the same time as the Borrower or any other party delivers to the Agent any document executed under Clause 6.1(a), the Borrower or such other party shall also deliver to the Agent a certificate signed by 2 of the Borrower’s or that other party’s directors which shall:

(a)	set out the text of a resolution of the Borrower’s or that other party’s directors specifically authorising the execution of the document specified by the Agent, and

(b)	state that either the resolution was duly passed at a meeting of the directors validly convened and held throughout which a quorum of directors entitled to vote on the resolution was present or that the resolution has been signed by all the directors and is valid under the Borrower’s or that other party’s articles of association or other constitutional documents.

7	FEES AND EXPENSES

7.1	Expenses. The provisions of Clause 5 (Fees and Expenses) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

8	NOTICES

8.1	General. The provisions of clause 16 (Notices and other matters) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9	SUPPLEMENTAL

9.1	Counterparts. This Agreement may be executed in any number of counterparts.

9.2	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

10	LAW AND JURISDICTION

10.1	Governing law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

10.2	Incorporation of the Loan Agreement provisions. The provisions of Clauses 17 and 18 (Governing Law and Jurisdiction) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

SIGNED as a deed by ROBERT PERRI	)	/s/ Robert Perri
for and on behalf of	)
BOX SHIPS INC.	)
(as Borrower under and pursuant to	)
a power of attorney dated	)
7th March 2012))

SIGNED by ROBIN PARRY	)	/s/ Robin Parry
for and on behalf of	)
COMMERZBANK AG	)
(as a Lender and Security Trustee))

SIGNED by ROBIN PARRY	)	/s/ Robin Parry
for and on behalf of	)
COMMERZBANK AG	)
(as Swap Bank))

Witness to all the above Signatures:	)
Name: ANTHONY PAIZES	)	/s/ Anthony Paizes
Address: 47-49 Akti Miaouli, Piraeus 185 36, Greece

We on this 14 day of March 2012 hereby confirm and acknowledge that we have read and understood the terms and conditions of the above Supplemental Agreement and agree in all respects to the same and confirm that the Security Documents to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement (as amended by the Supplemental Agreement) and shall, without limitation, secure the Loan.

/s/ Maria Stefanou	/s/ Maria Stefanou
For and on behalf of	For and on behalf of
LAWRY SHIPPING LTD	ALLSEAS MARINE S.A.